Exhibit 3.3

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         In accordance with Section 242.

Emerging Gamma Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Emerging Gamma Corporation resolutions were duly adopted setting forth proposed amendments of the
Certificate of Incorporation, declaring said amendments to be advisable and calling for submission to the stockholders of said corporation of a written consent approving such amendments. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "FIRST" and "FOURTH" so that, as amended, said Articles shall be and read as follows:

          FIRST: The name of the corporation is Sunburst Pharmaceuticals, Inc.

          FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 20,000,000 shares of common stock at $.001 par value each and 500,000 shares of preferred stock at $.001 par value each.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of majority shareholders was obtained from stockholders of said corporation owning 90% of the outstanding stock of the corporation in accordance with Section 228 of the Delaware General Corporation Law, resulting in the necessary number of shares as required by statute being voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Joseph Cunningham, an authorized officer and director, this ___ day of April, AD 2006.

SIGNED: /s/ Joseph Cunningham
       ------------------------------------------
       Joseph Cunningham, Chief Financial Officer
       and Director